HEI Exhibit 99.2

AGREEMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE, dated as of October 19, 2007, by and among Hawaiian Electric Industries, Inc., a corporation duly organized and existing under the laws of the State of Hawaii and having its principal office at 900 Richards Street, Honolulu, Hawaii 96813 (the “Company”), U.S. Bank National Association, a national banking association duly organized and existing under the laws of the United States of America and having a corporate trust office at 100 Wall Street, 16th Floor, New York, New York 10005 (“Successor Trustee”) and CITIBANK, N.A., a national banking association duly organized and existing under the laws of the United States of America and having its principal corporate trust office at 388 Greenwich Street, New York, New York 10013 (“Resigning Trustee”).

RECITALS:

WHEREAS, there are currently $357,000,000 aggregate principal amount of the Company’s Medium-Term Notes, (collectively, the “Securities”) outstanding under an Indenture, dated as of October 15, 1988, as amended, by and between the Company and Resigning Trustee (the “Indenture”), of which $7,000,000 are Series B Notes, $100,000,000 are Series C Notes and $250,000,000 are Series D Notes;

WHEREAS, the Company appointed Resigning Trustee as the Trustee, Security Registrar and Paying Agent under the Indenture;

WHEREAS, Section 610 of the Indenture provides that the Trustee may at any time resign with respect to the Securities of one or more series by giving written notice of such resignation to the Company, effective upon the acceptance by a successor Trustee of its appointment as a successor Trustee;

WHEREAS, Section 610 of the Indenture provides that, if the Trustee shall resign, the Company shall promptly appoint a successor Trustee;

WHEREAS, Section 611 of the Indenture provides that any successor Trustee appointed in accordance with the Indenture shall execute, acknowledge and deliver to the Company and to its predecessor Trustee an instrument accepting such appointment under the Indenture, and thereupon, or upon the effective date specified in such instrument, the resignation of the predecessor Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all rights, powers, duties and obligations of the predecessor Trustee;

WHEREAS, the Resigning Trustee has given written notice to the Company that it is resigning as Trustee, Security Registrar and Paying Agent under the Indenture;

WHEREAS, the Company desires to appoint Successor Trustee as successor Trustee, Security Registrar and Paying Agent to succeed Resigning Trustee in such capacities under the Indenture; and

WHEREAS, Successor Trustee is willing to accept such appointment as successor Trustee, Security Registrar and Paying Agent under the Indenture;

NOW, THEREFORE, the Company, Resigning Trustee and Successor Trustee, for and in consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby consent and agree as follows:

1

THE RESIGNING TRUSTEE

1.1 Pursuant to Section 610 of the Indenture, Resigning Trustee has by letter notified the Company that Resigning Trustee is resigning as Trustee, Security Registrar and Paying Agent under the Indenture.

1.2 Resigning Trustee hereby represents and warrants to Successor Trustee that:

(a)	No covenant or condition contained in the Indenture has been waived by Resigning Trustee or, to the best knowledge of responsible officers of Resigning Trustee’s corporate trust department, by the Holders of the percentage in aggregate principal amount of the Securities required by the Indenture to effect any such waiver.

(b)

There is no action, suit or proceeding pending or, to the best knowledge of responsible officers of Resigning Trustee’s corporate trust department, threatened against Resigning Trustee before any court or any governmental authority arising out of any act or omission of Resigning Trustee as Trustee under the Indenture.

(c)	As of the effective date of this Agreement, Resigning Trustee will hold no moneys or property under the Indenture.

(d)	Pursuant to Section 303 of the Indenture, Resigning Trustee has duly authenticated and delivered $357,000,000 aggregate principal amount of the Securities.

(e)	The registers in which it has registered and transferred registered Securities accurately reflect the amount of Securities issued and outstanding and the amounts payable thereon.

(f)	Each person who so authenticated the Securities was duly elected, qualified and acting as an officer or authorized signatory of Resigning Trustee and empowered to authenticate the Securities at the respective times of such authentication and the signature of such person or persons appearing on such Securities is each such person’s genuine signature.

(g)	This Agreement has been duly authorized, executed and delivered on behalf of Resigning Trustee and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

(h)	To the best knowledge of responsible officers of the Resigning Trustee’s corporate trust department, no event has occurred and is continuing which is, or after notice or lapse of time would become, an Event of Default under Section 501 of the Indenture.

1.3 Resigning Trustee hereby assigns, transfers, delivers and confirms to Successor Trustee all right, title and interest of Resigning Trustee in and to the trust under the Indenture and all the rights, powers and trusts of the Trustee under the Indenture. Resigning Trustee shall execute and deliver such further instruments and shall do such other things as Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in Successor Trustee all the rights, powers and trusts hereby assigned, transferred, delivered and confirmed to Successor Trustee as Trustee, Security Registrar and Paying Agent.

1.4 Resigning Trustee shall deliver to Successor Trustee, as of or promptly after the effective date hereof, all of the documents listed on Exhibit A hereto.

2

THE COMPANY

2.1 The Company hereby accepts the resignation of Resigning Trustee as Trustee, Security Registrar and Paying Agent under the Indenture.

2.2 The Company hereby certifies that it has duly authorized certain officers of the Company to: (a) accept Resigning Trustee’s resignation as Trustee, Security Registrar and Paying Agent under the Indenture; (b) appoint Successor Trustee as Trustee, Security Registrar and Paying Agent under the Indenture; and (c) execute and deliver such agreements and other instruments as may be necessary or desirable to effectuate the succession of Successor Trustee as Trustee, Security Registrar and Paying Agent under the Indenture.

2.3 The Company hereby appoints Successor Trustee as Trustee, Security Registrar and Paying Agent under the Indenture to succeed to, and hereby vests Successor Trustee with, all the rights, powers, duties and obligations of Resigning Trustee under the Indenture with like effect as if originally named as Trustee, Security Registrar and Paying Agent in the Indenture.

2.4 Promptly after the effective date of this Agreement, the Company shall cause a notice to be sent to each Holder of the Securities in accordance with the provisions of Section 610 of the Indenture.

2.5 The Company hereby represents and warrants to Resigning Trustee and Successor Trustee that:

(a)	The Company is a corporation duly and validly organized and existing pursuant to the laws of the State of Hawaii.

(b)	The Indenture was validly and lawfully executed and delivered by the Company and the Securities were validly issued by the Company.

(c)	The Company has performed or fulfilled prior to the date hereof, and will continue to perform and fulfill after the date hereof, each covenant, agreement, condition, obligation and responsibility under the Indenture.

(d)	No event has occurred and is continuing which is, or after notice or lapse of time would become, an Event of Default under Section 501 of the Indenture.

(e)	No covenant or condition contained in the Indenture has been waived by the Company or, to the best of the Company’s knowledge, by Holders of the percentage in aggregate principal amount of the Securities required to effect any such waiver.

(f)	There is no action, suit or proceeding pending or, to the best of the Company’s knowledge, threatened against the Company before any court or any governmental authority arising out of any act or omission of the Company under the Indenture.

(g)	This Agreement has been duly authorized, executed and delivered on behalf of the Company and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

(h)	All conditions precedent relating to the appointment of U.S. Bank National Association as successor Trustee under the Indenture have been complied with by the Company.

3

THE SUCCESSOR TRUSTEE

3.1 Successor Trustee hereby represents and warrants to Resigning Trustee and to the Company that:

(a)	Successor Trustee is not disqualified under, and does not otherwise have a conflicting interest as defined in, the provisions of Section 608 and is eligible under the provisions of Section 609 of the Indenture and Section 310 of the Trust Indenture Act of 1939 to act as Trustee under the Indenture.

(b)	This Agreement has been duly authorized, executed and delivered on behalf of Successor Trustee and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

3.2 Successor Trustee hereby accepts its appointment as successor Trustee, Security Registrar and Paying Agent under the Indenture and accepts the rights, powers, duties and obligations of Resigning Trustee as Trustee, Security Registrar and Paying Agent under the Indenture, upon the terms and conditions set forth therein, with like effect as if originally named as Trustee, Security Registrar and Paying Agent under the Indenture. The parties hereto agree that this instrument does not constitute an assumption by the Successor Trustee of any liability of the Resigning Trustee arising out of any actions or inaction by the Resigning Trustee under the Indenture.

3.3 References in the Indenture to “Principal Office” or other similar terms shall be deemed to refer to the designated corporate trust office of Successor Trustee, which is presently located at 100 Wall Street, 16th floor, New York, New York 10005.

4

MISCELLANEOUS

4.1 Except as otherwise expressly provided herein or unless the context otherwise requires, all terms used herein which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

4.2 This Agreement and the resignation, appointment and acceptance effected hereby shall be effective as of the opening of business in New York, New York on November 1, 2007.

4.3 Resigning Trustee hereby acknowledges payment or provision for payment in full by the Company of compensation for all services rendered by Resigning Trustee in its capacity as Trustee, Security Registrar and Paying Agent under Section 607 of the Indenture and reimbursement in full by the Company of the expenses, disbursements and advances incurred or made by Resigning Trustee in its capacity as Trustee, Security Registrar and Paying Agent in accordance with the provisions of the Indenture. Resigning Trustee acknowledges that it relinquishes any lien it may have upon all property or funds held or collected by it to secure any amounts due it pursuant to the provisions of Section 607 of the Indenture. This Agreement does not constitute a waiver or assignment by the Resigning Trustee of any compensation, reimbursement, expenses or indemnity to which it is or may be entitled pursuant to the Indenture. The Company acknowledges its obligation set forth in Section 607 of the Indenture to indemnify Resigning Trustee for, and to hold Resigning Trustee harmless against, any loss, liability, damage or expense incurred without negligence or bad faith on the part of Resigning Trustee and arising out of or in connection with the acceptance or administration of the trust evidenced by the Indenture (which obligation shall survive the execution hereof).

4.4 This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

4.5 This Agreement may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

4.6 The Company, Resigning Trustee and Successor Trustee hereby acknowledge receipt of an executed counterpart of this Agreement and the effectiveness thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement of Resignation, Appointment and Acceptance to be duly executed, all as of the day and year first above written.

HAWAIIAN ELECTRIC INDUSTRIES, INC.

By:	/s/ Eric K. Yeaman
Name:	Eric K. Yeaman
Title:	Financial Vice President, Treasurer and Chief Financial Officer

By:	/s/ Curtis Y. Harada
Name:	Curtis Y. Harada
Title:	Controller

CITIBANK, N.A. as Resigning Trustee

By:	/s/ Wafaa Orfy
Name:	Wafaa Orfy
Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION as Successor Trustee

By:	/s/ K. Wendy Kumar
Name:	K. Wendy Kumar
Title:	Vice President

EXHIBIT A

Documents to be delivered to Successor Trustee

1. Copy of Indenture.

2. File of closing documents from initial issuance.

3. Copies of the most recent of each of the SEC reports delivered by the Company pursuant to Section 704 of the Indenture.

4. A copy of the most recent compliance certificate delivered pursuant to Section 1009 of the Indenture.

5. Certified list of Holders, including certificate detail and all “stop transfers” and the reason for such “stop transfers” (or, alternatively, if there are a substantial number of registered Holders, the computer tape reflecting the identity of such Holders).

6. Copies of any official notices sent by the Trustee to all the Holders of the Securities pursuant to the terms of the Indenture during the past twelve months and a copy of the most recent Trustee’s annual report to Holders delivered pursuant to Section 703 of the Indenture.

7. List of any documents which, to the knowledge of Resigning Trustee, are required to be furnished but have not been furnished to Resigning Trustee.